As filed with the Securities and Exchange Commission on December ____, 1999.
                                                     Registration No.333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                               CYBERSHOP.COM, INC.
                (formerly known as Cybershop International, Inc.)
             (Exact name of registrant as specified in its charter)

            Delaware                                   13-3979226

(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                116 Newark Avenue
                          Jersey City, New Jersey 07302
                                 (201) 234-5000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Jeffrey S. Tauber, Chairman and Chief Executive Officer
                               Cybershop.com, Inc.
                                116 Newark Avenue
                          Jersey City, New Jersey 07302

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             Walter M. Epstein, Esq.
                               Davis & Gilbert LLP
                                  1740 Broadway
                            New York, New York 10019
                                 (212) 468-4800

                             -----------------------

Approximate date of commencement of proposed sale to the public: On such date as the selling stockholders shall elect to commence sales to the public following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
   Title of each
     class of                                            Proposed Maximum    Amount of
 securities to be     Amount to be    Maximum Offering       Aggregate      Registration
    registered         registered    Price per Share (1)  Offering Price        Fee
----------------------------------------------------------------------------------------
Common Stock, par
value $.001 per
share               1,452,952 shares       $9.0625          $13,167,378        $3,884
----------------------------------------------------------------------------------------

(1) Based on the average of the high and low sale prices of the Common Stock reported on the Nasdaq National Market on December 10, 1999 of $9.0625 per share, solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

                               Cybershop.com, Inc.
                                  Common Stock
                                1,452,952 Shares

      This is an offering of up to 1,452,952 shares by selling stockholders. We have issued to the selling stockholders 528,634 shares. The rest of the shares covered by this offering are shares which are reserved for issuance upon the exercise of warrants. We will not receive any of the sale proceeds from the sale of shares by the selling stockholders.

      Our shares currently trade on the Nasdaq National Market (Trading Symbol:
Nasdaq National Market - CYSP). On December 10, 1999 the last sale price was $9.00 per share.

      Investing in the company involves a high degree of risk. You should purchase shares only if you can afford a complete loss. You should carefully read and review this prospectus including the "Risk Factors" beginning on page 4 before deciding whether to buy shares in this offering.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      Prospectus dated December ___, 1999.

Principal Executive       Cybershop.com, Inc.
Offices:                  116 Newark Avenue
                          Jersey City, New Jersey 07302
                          (201) 234-5000

There follows a summary of important information on our business.

Our Business:           We are a leading online retailer of discounted, or
                        "off-price," quality brand-name apparel, electronics, appliances and home accessories, toys and games, gifts, and watches at our on-line stores located at cybershop.com and electronics.net and through our newly acquired store toolsforliving.com, which will be integrated into our cybershop.com store later this year.
                        All of the products sold by us are manufactured by others.

                        cybershop.com

                        Our flagship online store, accessed at cybershop.com, sells well-known brand name apparel, home accessories and toys at deep discounts of between 20% to 80%. Our site provides high quality color pictures and detailed information and recommendations that are conveniently organized by brand and category. Shoppers can search and browse throughout the store and place selected merchandise in a virtual shopping cart that facilitates the process of collecting items, subtotaling purchases before reaching the purchase decision and having them shipped within 24 hours of purchasing.

                        electronics.net

                        On June 14, 1998, we entered into a joint venture to develop a new online store with TOPS Appliance City, Inc., a retailer of electronic merchandise, appliances and computers. The online store, electronics.net was launched in October 1998 and offers a wide selection of brand name electronic merchandise, including television and video equipment, home and car audio equipment, home appliances, home office equipment and related accessories. Recently TOPS, which had been the sole supplier of merchandise to electronics.net, announced that it was discontinuing the sale of consumer electronics products. As a result, TOPS no longer supplies merchandise to electronics.net and we now obtain merchandise from several other suppliers.

                        toolsforliving.com

                        On June 7, 1999, we acquired The Magellan Group, Inc. a direct to consumer marketer of high quality merchandise in the personal care, health and home accessories categories, which merchandise is promoted on our toolsforliving.com website and through print media campaigns in national consumer magazines which direct our customers to our web site or to order over the phone.

Strategic Alliances:    We have pursued and continue to pursue strategic
                        alliances in order to generate more visitors to our online stores through referrals from other websites. Our largest alliances are with Yahoo!, AOL and Microsoft's
                        MSN.com. We also have agreements with Inktomi, Compare.Net, Inc., Pricebreak, Y-Path, Women.com and My
                        Simon. We use many online and offline marketing techniques to increase brand awareness and site traffic.
                        Our offline print media advertising includes advertising on Time, Fortune, TV Guide, USA Today, People, New York
                        Times, Parade, Newsweek, Better Homes & Gardens, Ladies
                        Home Journal, Popular Mechanics and U.S. News & World
                        Report. We continue to seek strategic partnerships that better utilize the Internet and technology to generate more visits to our online stores with higher order conversion rates. Most recently, we have developed alliances with online search engines focused on shopping comparisons where we have built interfaces between our product databases and the shopping engines, allowing our products to be listed and compared with other products on these shopping engines. We regularly evaluate the return on investment on dollars spent by us on strategic alliances versus increased customer traffic and revenues.

                        We intend to negotiate additional marketing arrangements with other leading internet search engines, shopping guides and online communities. We believe that these strategic alliances will increase the volume of our shoppers and enhance our brand recognition.

                        We are also interested in developing joint ventures with partners who can help us to enter new markets and offer new products. Based on our traditional merchandising background combined with our experience as online merchants, we believe we are well positioned to partner with other traditional brick and mortar retailers to build an online presence. Our joint venture with TOPs, electronics.net, is an example where we joined our expertise in online commerce with the existing operations capacity of a traditional consumer electronics retailer seeking to sell its products online.

                        With considerable experience in traditional and online retailing, our management team has developed a core knowledge in Internet technology and online merchandising. We have, and intend to leverage this knowledge base as well as its infrastructure to build partnerships with successful and high quality traditional retailers.

Recent Developments:    On September 30, 1999 we completed a private placement
                        of equity securities raising $5.1 million. The financing involved the issuance of 784,616 shares of common stock at $6.50 per share and warrants to purchase an aggregate of 156,922 shares of common stock at an exercise price of $7.50 per share. The sale price of our common stock and the exercise price of the warrants issued in the private placement were both higher than the last reported sale price of $5.81 on the Nasdaq National
                        Market on September 30, 1999. As part of the financing another class of warrants was issued. These warrants provided the investors with the right to receive additional shares if the price of our stock traded below certain levels. A total of 43,668 shares were issued without further consideration under these warrants. No further shares will be issued under these warrants which have been cancelled. All of these shares issued and the shares underlying the 156,922 warrants, are registered under an effective S-3 Registration Statement. None of the investors, together with any affiliate thereof, may beneficially own shares in excess of 4.999% of the outstanding shares of common stock following such conversion. Such restrictions may be waived by each selling stockholder as to itself upon not less than 61 days' notice to the company. We are obligated to use our best efforts to keep the S-3 effective for up to two years. We will incur substantial penalties if we fail to meet these obligations.

                        On December 8, 1999 we completed another private placement of equity securities raising gross proceeds of $6.0 million. The financing involved the issuance of 528,634 shares of common stock at $11.35 per share and warrants to purchase an aggregate of 237,886 shares of common stock at an exercise price of $12.00 per share. The sale price of our common stock and the exercise price of the warrants issued in the private placement were both higher than the last reported sale price of $9.063 on the Nasdaq National Market on December 8, 1999. As part of the financing another class of warrants was issued. These warrants provide the investors with the right to receive additional shares if the price of our stock trades below certain levels. During the 40 trading day period following the effective date of this registration statement, a formula is applied to the 528,634 shares sold. That formula is based on determining the average of the twenty lowest closing bid prices in the 40 trading day period. This average lowest bid price is divided into the number of the shares sold (528,634 shares) and multiplied by the difference between $11.35 and the average lowest bid price. If the average lowest bid price is higher than $11.35 no additional shares will be issued. If the average closing bid price for any 20 consecutive trading days during the 40 trading day period exceeds $17.03, these warrants will be cancelled and no additional shares will be issued. As an example, if the average lowest bid price for the period was $9.00 per share, an additional 138,033 shares would be issued. We agreed to register at our expense on a Form S-3 the resale of the 528,634 shares sold as well as the shares underlying the warrants. None of the investors, together with any affiliate thereof, may beneficially own shares in excess of 4.999% of the outstanding shares of common stock following exercise of the warrants issued to it. Such restriction may be waived by each selling stockholder as to itself upon not less than 61 days' notice to the company. We are obligated to use our best efforts to keep the Form S-3 effective for up to two years. We will incur substantial penalties if we fail to meet these obligations.

                                  RISK FACTORS

You should consider the following risk factors before deciding to invest in our company.

We have a limited operating     We began offering products for sale on our
history.                        website in September 1995 and are still in the
                                early stages of development. Accordingly, we have a relatively short operating history upon which you can evaluate our business and prospects.

We have had significant losses  We have incurred significant losses since we
and anticipate further          began doing business. As of September 30, 1999,
significant losses.             we have had cumulative losses of $16.9 million,
                                including a net loss of approximately $7.9 million for the fiscal year ended December 31, 1998 and a net loss of approximately $5.9 million for the nine months ended September 30, 1999. We believe that we will continue to incur significant losses for the foreseeable future and these losses may be higher than our current losses.

We recently refocused our       We recently refocused the merchandising strategy
merchandising strategy and      on our main website, cybershop.com, in order to
there can be no assurance that  target the outlet store and off-price market
it will be successful.          sector. We don't know whether this refocused
                                marketing strategy will be successful.

A significant percentage of     The opportunistic nature of our merchandising
our revenues may at times be    strategy can create opportunities to buy and
attributed to the sale of one   sell large volumes of a particular product or
or a few products.              products. Accordingly, a significant percentage
                                of our revenues may at times be attributed to the sale of one or a few products.

Our recently completed          Under the terms of our recently completed
December 1999 financing could   December 1999 financing, we will have to issue
result in substantial dilution  additional shares, without cost, to the extent
in the future.                  that the price of our common stock trades below
                                a certain price during the 40 trading day period following the effective date. The dilution could be substantial.

With the shift of TOPS'         Our partner in electronics.net, TOPS, has
business strategy, the future   discontinued the sale of most products sold by
operations of electronics.net   electronics.net.  We do not know whether
will be materially affected     electronics.net can continue to operate after
                                the end of 1999.

Competition is intense in the   The online retail business is new, rapidly
online retail business. There   evolving and intensely competitive. We don't
can be no assurance that we     know whether we will be able to compete
will be able to compete         successfully. Barriers to entry into the online
successfully.                   retail business are minimal. Our current and
                                potential competition includes traditional retailers and non-traditional retailers (such as television retail and mail order) as well as other online retailers. Our success as an online retailer depends upon our ability to attract customers to our websites. This requires significant expenditure on promotion and advertising costs. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. They may be able to secure merchandise from suppliers on more favorable terms, and may be able to devote greater resources to marketing and promotional campaigns, and adopt more aggressive pricing or inventory availability policies. They can also devote substantially more resources to website and systems development than we can. We also expect to experience increased competition from on-line commerce sites that provide goods and services at or near cost, relying on advertising revenues to achieve profitability.
                                As the on-line commerce market continues to grow, other companies may enter into business combinations or alliances that strengthen their competitive positions. Competition in the internet and online commerce market probably will intensify. As various internet market segments attain larger, loyal customer bases, participants in those segments may use their market power to expand into other markets.

Our inability to enter into     Our ability to generate revenues from online
new strategic alliances or to   commerce depends, among other things, upon the
maintain our existing           increased store traffic in our online stores,
strategic alliances could harm  that we generate through our strategic
our business.                   alliances. We can't be sure that our
                                existing relationships will be extended beyond their initial terms or whether the financial or other terms of any extensions will be favorable.
                                We also don't know if additional strategic alliances will be available to us on acceptable commercial terms. Our inability to enter into new strategic alliances or to maintain our existing strategic alliances could harm our business.

We may need additional funds    We believe that our current cash and cash
to maintain our operations at   equivalents on hand and funds that may be
existing levels beyond the      generated from operations will be sufficient to
next 12 months. There can be    finance our continuing operations for the next
no assurance that  such         12 months. We may require additional funds to
financing will be available.    maintain our operations at existing levels after
                                this period. Adequate funds on terms acceptable to us may not be available to us. Our inability to obtain sufficient funds from operations and external sources would hurt our business.

We do not manufacture any of    We do not manufacture any merchandise.
the merchandise which we sell.  Manufacturers and distributors supply our online
We are dependent on our         stores and our direct-to-consumer marketing
relationships with our          business. Our current suppliers may decide not
suppliers. Loss of these        to sell to us on our current terms. We may not
relationships could harm our    be able to establish new supplier relationships.
business.                       A change of terms or the loss of existing
                                supplier relationships could hurt our business.

Our online revenues and         Our future online revenues and profits are
profits are dependent on the    strongly dependent on the widespread acceptance
continuous growth of online     and use of the Internet by consumers. We don't
commerce.                       know if acceptance and use will continue to
                                develop or that a sufficiently broad base of consumers will use the Internet to shop. The commercial use of the Internet depends on improvements in ease of access, security, reliability, cost and quality of service.

Security breaches would hurt    We license technology from third parties to
our business.                   provide security for customers. Security
                                breaches could damage our reputation and expose our business to customer claims.

Restrictive laws and            Due to the increasing popularity and use of the
regulations would result in     Internet, it is possible that laws and
additional costs for our        regulations may be adopted in the future with
business.                       respect to Internet use covering issues such as
                                user privacy, pricing, content, copyrights, distribution and quality of products and services. New laws and regulations will probably make it more expensive for us to operate.

We may be sued with respect to Claims may be made against us for negligence, information retrieved from the copyright or trademark infringement based on
Internet. To the extent these   material downloaded from our websites. Our
lawsuits are not covered by     insurance may not adequately cover these
insurance they could, if        potential claims and the costs incurred in
decided against us, harm our    defending against these claims.
business.

We cannot guarantee that our    We cannot guarantee that our systems will be
systems will be Year 2000       Year 2000 compliant or that the Year 2000
compliant or that the Year      problem will not hurt our business. We have been
2000 problem will not           working with our significant suppliers and
adversely affect our business.  service providers to identify and resolve Year
                                2000 issues. Any failure of their systems could disrupt our systems. Computers used by our customers to access our online stores may not be Year 2000 compliant, delaying our customers' purchases of our products.

Systems interruptions will      Customer access to our web sites directly
harm our business.              affects the volume of our orders and our
                                revenues. We may experience system interruptions that make our websites temporarily inaccessible or prevent us from efficiently fulfilling orders. Our systems and operations could be damaged by fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We do not have back-up systems or a formal disaster recovery plan and we may not carry sufficient business interruption insurance to compensate us for losses from a major interruption.

                                Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to additional interruption and disruptions in our business.

We may be unable to prevent     Regulations governing domain names may not
third parties from acquiring    protect our servicemarks and similar proprietary
domain names that are similar   rights. We may be unable to prevent third
to or infringe on our service   parties from acquiring domain names that are
marks.                          similar to, infringe upon or diminish the value
                                of, our servicemarks and other proprietary rights.

We may not be able to protect   We have registered the service mark Cybershop(R)
our service marks or our        in the United States and have applied for
proprietary rights.             registration for other service marks.
                                Competitors may adopt product or service names similar to our service marks, thereby hurting our ability to build brand identity. We may not be able to secure significant protection for these service marks.

                                We usually have agreements containing
                                confidentiality and non-disclosure provisions with our employees and consultants covering access to and distribution of our software, documentation and other proprietary information. These agreements may not prevent theft or misuse. Third parties may copy or use our software or other proprietary information without permission. It is difficult for us to prevent unauthorized use.

We do not collect sales taxes   We do not collect sales or other similar taxes
for shipments into most         for shipments of merchandise into states other
states. Imposition of sales     than shipments into New Jersey, Missouri and
taxes could harm our business.  Connecticut. Such taxes may be imposed in the future. However, the Federal government or one or more states may seek to impose sales tax collection obligations on out-of-state companies, such as us, which engage in online commerce. A successful assertion that we should collect sales or other taxes on the sale of merchandise into such states could harm our business.

We have never paid dividends    We have never declared or paid a cash dividend
                                and we do not expect to have available cash with which to pay cash dividends in the foreseeable future.

Issuance of authorized          We have authorized 5,000,000 shares of
preferred stock in the future   preferred stock which may be issued by the
may prevent a change of         Board. Issuance of such preferred stock could
control, making the company     delay, deter or prevent a change in control,
less attractive as an           making the company less attractive as an
acquisition candidate.          acquisition candidate.

                Special Note Regarding Forward-looking Statements

      Some of the statements contained in this prospectus, including information incorporated by reference, discuss future expectations, contain projections of future results of operations or financial condition or provide other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that may cause actual results to differ from projections include the risk factors set forth above.

WE HAVE INCORPORATED INFORMATION BY
REFERENCE TO OUR OTHER SEC FILINGS;
YOU CAN OBTAIN MORE INFORMATION
FROM US OR FROM THE SEC

      The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

      We incorporate by reference the following documents filed by us with the
SEC:

      o Our Annual Report on Form 10-K for the year ended December 31, 1998 filed with the SEC on March 19, 1999;

      o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed with the SEC on May 17, 1999;

      o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 filed with the SEC on August 13, 1999;

      o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed with the SEC on November 12, 1999;

      o All other reports and other documents filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, since December 31, 1998;

      o Our registration statement on Form 8-A filed on March 11, 1998 registering the common stock under Section 12(g) of the Exchange Act; and

      o All documents and reports subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities which may be offered hereby have been sold or which deregisters all securities then remaining unsold.

      At your request, we will provide you, without charge, with a copy of any information incorporated by reference in this prospectus. If you want more information, write or call us at:

                               Cybershop.com, Inc.
                                116 Newark Avenue
                          Jersey City, New Jersey 07302
                                 (201) 234-5000
                            Attn: Stephen Del Vecchia

      We have filed a registration statement which includes this prospectus covering this offering with the Securities and Exchange Commission ("SEC"). This prospectus does not contain all the information included in the registration statement. You can request a copy of the registration statement and the exhibits from us to get a more complete description of our company and this offering. We have provided our address and telephone number above if you wish to obtain free copies of the registration statement and exhibits.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C., New York, New York and Chicago, Illinois. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http\\www.sec.gov. The registration statement, of which this prospectus forms a part, including all exhibits, has been filed in electronic form with the SEC through EDGAR.

                              SELLING STOCKHOLDERS

      The following table sets forth the number of shares of common stock

      o currently beneficially owned by each selling stockholder,

      o the number of shares owned by each of them included in this prospectus, and

      o the amount and percentage of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus.

      None of the selling stockholders has had any position, office or other material relationship with the company within the past three years other than as a result of the ownership of shares or other securities of the company. The information included below is based on information provided by the selling stockholders. The table has been prepared on the assumption that all shares of common stock offered hereby will be sold and is based on 9,492,101 shares of common stock outstanding on December 10, 1999.

      Strong River Investments, Inc. and Montrose Investments, Ltd., the selling stockholders, purchased an aggregate of $6.0 million of common stock from us in a private placement transaction which closed on December 8, 1999. As part of that private placement, each of Strong River and Montrose were issued warrants to acquire shares of our common stock. The private placement and the warrants are described in more detail in this Prospectus under the heading "Recent Developments." Holders of the warrants are prohibited from exercising the warrants to acquire common stock to the extent that the exercise would result in the holder, together with any affiliate of the holder, beneficially owning in excess of 4.999% of the outstanding shares following the exercise. This restriction may be waived by the holder on not less than 61 days' notice to us. Since, 40 trading days after the effective date, the number of shares issuable upon exercise of one of the warrants issued to each holder would change based upon a change in the market price of our common stock during that trading day period, the actual number of shares that will be issued, and consequently the number of shares that will be beneficially owned by Strong River and Montrose, will fluctuate daily and cannot be determined at this time. Because of this fluctuating characteristic, we agreed to register a number of shares that exceeds the number of shares beneficially owned by Strong River and Montrose. Accordingly, the number of shares shown for Strong River and Montrose in the table below under the column "Shares Offered" exceeds the number of shares shown as beneficially owned by them. However, the 4.999% limitation would not prevent Strong River and Montrose from purchasing and selling in excess of 4.999% of our common stock through a series of acquisitions and sales under their respective warrants.

                                                       Shares
                             Shares                    Owned       Percentage of
                         Beneficially    Shares        After       Shares Owned
Name                         Owned       Offered      Offering    After Offering
----                         -----       -------      --------    --------------
Strong River
Investments, Inc.           477,255(1)    726,476        0(3)          0(3)
                          ---------      --------
Montrose Investments,
Ltd.                        483,555(2)    726,476        0(3)          0(3)
                          ---------      --------

----------

(1) Includes: (i) 264,317 shares of Common Stock issued in the December 8, 1999 private placement, (ii) 118,943 shares of Common Stock issuable upon exercise of a warrant issued pursuant to the December 8, 1999 private placement, (iii) 15,534 shares of Common Stock issued in the September 30, 1999 private placement, and (iv) 78,461 shares of Common Stock issuable upon exercise of a warrant issued in the September 30, 1999 private placement.

(2) Includes: (i) 264,317 shares of Common Stock issued in the December 8, 1999 private placement, (ii) 118,943 shares of Common Stock issuable upon exercise of a warrant issued pursuant to the December 8, 1999 private placement, (iii) 21,834 shares of Common Stock issued in the September 30, 1999 private placement, and (iv) 78,461 shares of Common Stock issuable upon exercise of a warrant issued in the September 30, 1999 private placement.

(3) Assumes sale of all shares offered hereunder or otherwise beneficially owned.

                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     short sales;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of the company or derivatives of company securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      The company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. The company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Section 145 of the General Corporation Law of Delaware grants each Delaware corporation the power to indemnify its officers, directors, employees and agents against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. Our certificate of incorporation provides for the indemnification of the company's officers, directors, employees and agents, to the fullest extent permitted by the General Corporation Law of Delaware. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the company pursuant to the provisions of Delaware law and our certificate of incorporation, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

      The validity of the shares being offered in this prospectus is being passed upon for us by Davis & Gilbert LLP, 1740 Broadway, New York, New York, 10019.

                                     EXPERTS

      The consolidated financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants as indicated in their reports and are included here in reliance on their authority as experts in giving these reports.

================================================================================

Until ______________, all dealers that effect transactions in these securities may be required to deliver a prospectus.

We have not authorized any person to give any information or to make any representations other than those contained in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus is accurate as of the date of its cover. When we deliver this prospectus or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery of the sale.

                          ____________________________


                                TABLE OF CONTENTS

                                                         Page
                                                         ----

                   Prospectus Summary ....................2
                   Risk Factors ..........................4
                   Selling Stockholders ..................9
                   Plan of Distribution ..................10
                   Disclosure of Commission Position on
                     Indemnification For Securities Act
                     Liabilities..........................11
                   Legal Matters .........................11
                   Experts................................11

================================================================================

================================================================================

                                1,452,952 Shares

                                 CYBERSHOP.COM,
                                      INC.


                                  Common Stock


                                 _______________

                                   PROSPECTUS
                                 _______________


                               December ___, 1999

================================================================================

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

      The company will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts are estimates except the Securities and Exchange Commission filing fee.

Item 14. Other Expenses of Issuance and Distribution.

            SEC registration fee .....................$3,884
            Accounting fees and expenses..............$2,500
            Legal fees and expenses..................$25,000
            Printing expenses.........................$3,000
            Miscellaneous.............................$5,616

               Total.................................$40,000

-----------

Item 15. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

      The Registrant's Bylaws requires indemnification to the full extent permitted under Delaware law. Subject to any restrictions imposed by Delaware law, the Bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director or officer of the Registrant or that, being or having been a director or officer of the Registrant, such person is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws also provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders,
(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

      The Registrant's certificate of incorporation provides that to the full extent of the DGCL, as it now exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such provision shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

      Insurance for the Registrant's directors and officers, against expenses and liabilities in connection with the defense of actions, suits or proceedings to which they may be parties by reason of having been directors or officers of the Registrant, is provided by the Registrant.

Item 16.    Exhibits.

Exhibit     Description
-------     -----------

1           Not Applicable

2           Not Applicable

4 Instruments defining the rights of security holders, including indentures:

            (A) Certificate of incorporation, as amended (Incorporated by reference to the company's registration statement on Form S-1 (File No: 333-42707) effective March 23, 1998) and the Company's quarterly report on Form 10-Q for quarter ended June 30, 1999).

            (B) By-Laws (Incorporated by reference to the company's registration statement on Form S-1 (File No: 333-42707) effective March 23, 1998).

            (C) Specimen Common Stock Certificate (Incorporated by reference to the company's registration statement on Form S-1 (File No:
                  333-42707) effective March 23, 1998.

            (D) Form of Warrant dated December 8, 1999 issued to Montrose Investments Ltd. and Strong River Investments, Inc., filed herewith.

            (E) Form of Adjustable Warrant dated December 8, 1999 issued to Montrose Investments Ltd. and Strong River Investments, Inc., filed herewith.

5           Opinion of Davis & Gilbert LLP, filed herewith.

8           Not Applicable

12          Not Applicable

15          Not Applicable

23.1        Consent of Arthur Andersen LLP, filed herewith

23.2 Consent of Davis & Gilbert LLP (included in the opinion filed as Exhibit No. 5)

24          Not Applicable

25          Not Applicable

26          Not Applicable

27          Not Applicable

Item 17. Undertakings.

      (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any additional or changed material information with respect to the plan of distribution:

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed with the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

      (2) That, for the purpose of determining any liability under the Securities Act, the undersigned will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company, pursuant to the provisions described in Item 15 above, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and Rule 424(b)(1) or

(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City in the State of New Jersey on December 15, 1999.

                                       CYBERSHOP.COM, INC.

                                       By /s/ Jeffrey S. Tauber
                                          --------------------------------------
                                          Jeffrey S. Tauber
                                          Chairman and Chief Executive Officer
                                          President and Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature                                          Date

/s/ Jeffrey S. Tauber                              December 15, 1999
---------------------------------------
Jeffrey S. Tauber
Chairman and Chief Executive Officer
President (Principal Executive Officer)
and Director

/s/ Jeffrey Leist                                  December 15, 1999
---------------------------------------
Jeffrey Leist
Chief Operating Officer and Chief
Financial Officer (Principal Accounting
and Financial Officer)

/s/ Warren Struhl                                  December 15, 1999
---------------------------------------
Warren Struhl
Director

/s/ Robert Matluck                                 December 15, 1999
---------------------------------------
Robert Matluck
Director

/s/ Michael Kempner                                December 15, 1999
---------------------------------------
Michael Kempner
Director

/s/ Ian S. Phillips                                December 15, 1999
---------------------------------------
Ian S. Phillips
Director